Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We have issued our report dated February 9, 2023, with respect to the consolidated financial statements included in the Annual Report of Alpine Income Property Trust, Inc. on Form 10-K for the year ended December 31, 2022. We consent to the incorporation by reference of said report in the Registration Statements of Alpine Income Property Trust, Inc. on Form S-3 (File No. 333-251057) and Form S-8 (File No. 333-235256).

/s/ Grant Thornton LLP

Orlando, Florida
February 9, 2023